EXHIBIT 99.1

Aug 1, 2003

DTE ENERGY CONDUCTS BUSINESS UPDATE MEETING, REVISES 2003 OUTLOOK

     NEW YORK – DTE Energy (NYSE:DTE) hosted its annual Mid-Year Business Update Meeting for analysts and investors in New York today.

     Chairman and CEO Anthony F. Earley Jr. discussed the company’s priorities for 2003, provided an update on the regulatory proceedings at Detroit Edison and MichCon, and highlighted the company’s strategic outlook.

     “DTE Energy is a financially sound, well-positioned company,” Earley said. “We look forward to a favorable resolution to the uncertainties surrounding our pending rate cases and the Internal Revenue Service’s synthetic fuel review. While addressing these issues, we continue to prudently manage our costs and pursue growth opportunities in our non-regulated business portfolio.”

     The company also issued revised 2003 operating (non-GAAP) earnings guidance of $3.10-$3.30 per share, down from $3.75-$3.95 per share. Primary drivers of the change were the previously disclosed reduction in the company’s synthetic fuel production volumes, cooler than normal weather in the second quarter, margin loss due to the customer choice program, and other utility related costs. These items will be partially offset by additional cost reduction efforts. The reconciliation of the company’s 2003 operating earnings guidance to reported earnings can be found at the end of this news release.

     Gerard M. Anderson, president and chief operating officer of DTE Energy Resources, provided an update on the company’s non-regulated businesses, including the IRS review of Section 29 synthetic fuel tax credits and the current suspension by the IRS of the issuance of private letter rulings (PLRs) with respect to such credits. Anderson reviewed the history of the IRS’ guidance on this issue, the history of the company’s involvement in the synthetic fuels business, and discussed potential outcomes of the IRS review. Although the ultimate outcome and the timing of resolution of the review remain uncertain, the company is working aggressively for a quick resolution. DTE Energy will continue to assess weekly its synthetic fuel production levels, which could increase or decrease depending on various factors, including changes in taxable earnings or further information on the IRS posture.

     Anderson also discussed DTE Energy’s non-regulated growth opportunities.

     “We continue to execute our strategy of developing opportunities for growth from our portfolio of closely-linked businesses,” he said. “For example, our emerging coalbed methane business has its roots in our Antrim shale gas production business. We will continue to invest selectively and conservatively in opportunities like this that are a solid strategic fit.”

     David E. Meador, senior vice president and chief financial officer, reviewed the company’s second quarter earnings, provided an update on DTE Energy’s financial outlook, balance sheet and cash flow objectives, and presented earnings sensitivities for outcomes of the rate proceeding at Detroit Edison.

     The live webcast of the meeting, at 8:30 am EDT, is available to the public at www.dteenergy.com in the “Investors” section. The webcast replay of the event also will be available at this location at approximately 2 pm EDT today.

     The company’s second quarter 2003 earnings announcement, as well as a package of detailed financial information, is available at www.dteenergy.com in the “Investors” page.

     DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings power from ongoing operations, and uses operating earnings as the primary performance measurement for external communications with analysts and investors regarding its earnings outlook and results. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the DTE Energy Board of Directors.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

     The information contained in this document is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to, timing and extent of changes in interest rates; access to the capital markets and capital market conditions and other financing efforts which can be affected by credit agency ratings required; resolution of the IRS review of chemical change at synthetic fuel facilities; ability to utilize Section 29 tax credits or sell interest in facilities producing such credits; the level of borrowings; the effects of weather and other natural phenomena on operations and actual sales; economic climate and growth in the geographic areas in which DTE Energy does business; unplanned outages; the cost of protecting assets against or damage due to terrorism; nuclear regulations and risks associated with nuclear operations; the grant of rate relief by the MPSC for the utilities; changes in the cost of fuel, purchased power and natural gas; the effects of competition; the implementation of electric and gas customer choice programs; the implementation of electric and gas utility restructuring in Michigan; environmental issues, including changes in the climate, and regulations, and the contributions to earnings by non-regulated businesses. This news release should also be read in conjunction with the forward-looking statements in DTE Energy’s, MichCon’s and Detroit Edison’s 2002 Form 10-K Item 1, and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media – For Further Information:

Lorie N. Kessler (313) 235-8807	Scott Simons (313) 235-8808

Analysts – For Further Information:

Investor Relations
(313) 235-8030

Reconciliation of DTE Energy 2003 Operating Earnings Guidance to Reported Earnings

2003 Operating Earnings Per Share Guidance	$3.10-$3.30

Net Impact of ITC Sale	0.43
Reserve for disallowance of gas costs	(0.10)
Contribution to DTE Energy Foundation	(0.06)
Loss on Sale of Steam Heating Business	(0.08)
FAS 143 Asset Retirement Obligations	(0.07)
Other Anticipated Non Strategic Asset Sales	0.08
Total Adjustments	0.20

2003 Reported Earnings Per Share	$3.30–$3.50*

*   Diluted earnings per share calculation for US GAAP purposes is based on total net income.